INCO REPORTS RESULTS FOR FIRST QUARTER OF 2004

NET EARNINGS IN ACCORDANCE WITH CANADIAN GAAP
INCREASE MORE THAN SEVENFOLD OVER FIRST QUARTER OF 2003

(All dollar amounts are expressed in United States currency)

TORONTO, April 20, 2004 – Inco Limited today reported adjusted net earnings(1) of $229 million, or $1.21 per share ($1.13 per share on a diluted basis(2)), for the first quarter of 2004, compared with adjusted net earnings of $64 million, or 31 cents per share (30 cents per share on a diluted basis(2)), for the first quarter of 2003. The adjustments made in arriving at adjusted net earnings for the first quarter of 2004 reflected the exclusion of (a) favourable non-cash currency translation adjustments relating to changes in the Canadian-U.S. dollar exchange rate of $15 million, or eight cents per share, (b) an after-tax gain of $6 million, or three cents per share, related to currency hedging contracts intended to cover future expenditures which were no longer effective given the current deferred capital expenditure profile for our Goro project, partially offset by certain suspension costs related to that project, and (c) an income tax benefit of $5 million, or three cents per share, covering currency translation adjustments associated with certain of our outstanding debt securities as a result of changes in the Canadian-U.S. dollar exchange rate. The adjustments made in arriving at adjusted net earnings for the first quarter of 2003 primarily reflected the exclusion of (a) unfavourable non-cash currency translation adjustments relating to changes in the Canadian-U.S. dollar exchange rate of $78 million, or 43 cents per share, (b) an income tax benefit from certain tax rulings and other decisions relating to transactions entered into in prior years of $38 million, or 21 cents per share, and (c) gains from the close out of certain currency hedges covering our Goro project of $11 million, or six cents per share.

Net earnings for the first quarter of 2004 in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) were $255 million, or $1.35 per share ($1.26 per share on a diluted basis(2)), compared with net earnings of $33 million, or six cents per share (five cents per share on a diluted basis(2)), in accordance with Canadian GAAP for the first quarter of 2003. All of the adjustments made in arriving at adjusted net earnings for the first quarters of 2004 and 2003 are set forth under “Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP” below.

(1)	The adjusted net earnings reported in this release have not been calculated in accordance with Canadian GAAP, the accounting principles under which our consolidated financial statements are prepared, and there is no standard definition in such principles for such adjusted net earnings or loss. Accordingly, it is unlikely that comparisons can be made among different companies in terms of such adjusted results reported by them. A reconciliation of adjusted net earnings to net earnings in accordance with Canadian GAAP appears below as well as an explanation of why we believe adjusted net earnings is useful information.

(2)	The calculation of adjusted net earnings per share and net earnings per share in accordance with Canadian GAAP on a diluted basis takes into account the dilutive effect of our outstanding warrants, share options and convertible debentures. The amount of dilution per share due to these items is dependent on our level of earnings and the price of our common shares.

Chief Executive Officer’s Message

Inco enjoyed a strong first quarter for 2004 as a result of high metal prices and improved nickel production and deliveries. Nickel production increased by 15 per cent and Inco-source nickel deliveries grew by 19 per cent for the quarter compared with the first quarter of 2003. We are on track to hit our highest annual nickel production levels in nearly thirty years. With strong nickel markets currently expected to continue for the foreseeable future, we anticipate that 2004 will be an excellent year for Inco.

Market outlook remains positive

The London Metal Exchange cash nickel price for the first quarter of 2004 averaged $6.68 per pound, the third highest quarterly average price for this terminal market for nickel in its history. Strong supply-demand fundamentals also led to increased prices for copper, cobalt and platinum during the quarter.

The favourable nickel price environment in the first quarter of 2004 prevailed in spite of increases in the availability of nickel-containing stainless steel scrap and destocking by end users of nickel as a result of the sharp run-up in nickel prices in late 2003 and into January 2004. Current economic indicators show a moderate to strong recovery in the Western economies for 2004 and for the first time in more than three years China is not expected to be the only key driver of growth in the global nickel market. We expect that the U.S., Japan and Europe, which together make up almost two-thirds of global nickel demand, will contribute meaningfully to growth in demand in 2004. Our overall forecast for 2004 remains largely unchanged and we continue to project that world nickel demand will increase in 2004 from 2003 levels, with growth in demand limited by available supply.

In this tight nickel market that we see today – and that we expect to prevail for some time to come – Inco is continuing to do all that we can to satisfy our customers’ needs.

Production and costs

During the first quarter of 2004, we produced 127 million pounds of nickel. Our full-year 2004 forecast is to produce 500 to 510 million pounds of nickel, our highest annual production since 1974. Our target is to raise production by up to another five per cent if possible, both to improve our bottom line and to meet our customers’ needs.

We produced 147,000 troy ounces of platinum-group metals (PGMs) in the first quarter. Our increased PGMs production and improved prices for platinum resulted in higher by-product credits.

We are committed to working hard to reduce costs and improve productivity in good markets as well as bad. In the first quarter of 2004, we realized cost reductions of almost $10 million, or $0.08 per pound of nickel produced, and we are on track to deliver on our promise of $63 million in cost reductions for 2004. However, this cost reduction target may be offset due largely to the higher volumes of and costs associated with the purchased feeds we are processing in Canada until we begin shipment of intermediate nickel concentrates from our Voisey’s Bay project, currently expected to begin in 2006. We continue to be challenged on the cost front but will devote the resources needed to overcome these challenges. Some of the steps we have taken in the quarter to meet these challenges include improved nickel and copper separation at our matte processing plant in Sudbury and reducing in-process inventories by cutting recycling time for downstream processing.

In our Ontario operations, nickel production was 60 million pounds, slightly above what was included in our guidance in early February. This higher production was due to a number of positive steps taken, including improvements in recoveries and concentrate grades at our Clarabelle mill. Production at our Manitoba operations was 28 million pounds, slightly below our early February guidance due mainly to the shipment of two million pounds of nickel to our new shearing plant in Dalian, China for final shearing and, accordingly, this material was not included in finished production for the quarter.

Finished nickel production from the nickel-in-matte produced by PT Inco totalled 39 million pounds in the quarter, essentially in line with our early February guidance. By the end of 2004, we hope to generate an additional 10 megawatts of power at PT Inco which should further boost its production. We are currently exploring the potential for building a third dam to raise PT Inco’s hydroelectric power generating capacity by 90 megawatts to 365 megawatts. This enhanced capacity could support an increase in annual production by PT Inco to 200 million pounds of nickel-in-matte by 2009 and could also reduce PT Inco’s unit cash cost of sales by an estimated $0.10 to $0.15 a pound.

Our refineries in Canada and the U.K. operated very well during the quarter.

Progress on growth projects

We continue to make solid progress on our Voisey’s Bay project. Our 2004 construction program in northern Labrador is well underway. This year we plan to finish engineering and procurement and get all of the required equipment to the site. Our construction will focus on completing foundations, finishing building structures, and cladding the concentrator building. Our research and development program to test hydrometallurgical processes continues to meet its objectives and we have completed preliminary engineering and costing for the planned demonstration plant for scale-up and testing of these processes in Argentia on the island of Newfoundland. We currently project that the Phase 1 mine and concentrator will be ready for commissioning by late 2005.

At our Goro project, we are making good progress on Phase Two of our project review. We currently expect to give a progress report in late May which will include an updated potential capital cost estimate for the project within a plus or minus 25 per cent range. By the end of August, the project capital cost estimate for Goro should be within the minus 5 per cent to plus 15 per cent range. We remain optimistic that we will be able to reach a decision to proceed with Goro by the end of August. Our discussions have continued with the Government of France on an increase in its $350 million financing commitment for Goro by giving financial assistance to a firm that would build a power plant to supply the project.

Building on a strong financial foundation

We generated $380 million of cash flow from operations during the first quarter of 2004. Our financial leverage remains low at a 26 per cent debt-to-capitalization ratio and our cash position at the end of the quarter was $596 million, up from $418 million at the end of 2003.

With our combination of strong operations, a leading marketing position, and outstanding prospects for profitable growth, Inco is ideally positioned to benefit from strong nickel markets today and in the future.

We are pleased with our progress this quarter and I look forward to reporting on our performance for the second quarter of 2004.

/s/ Scott Hand

Scott Hand
Chairman and Chief Executive Officer

Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP

We define adjusted net earnings and adjusted net earnings per share as a calculation of net earnings that excludes items that, because of the nature, timing or extent of such items, we believe do not reflect or relate to our ongoing operating performance. Accordingly, the items that are excluded from this calculation would include non-cash currency translation adjustments relating principally to liabilities that are not expected to be discharged or settled for a number of years, income tax benefits (charges) relating to the impact of currency translation adjustments and adjustments for tax rulings and other decisions and interpretations covering transactions in prior periods and for revaluation of recorded future tax liabilities due to changes in laws or regulations affecting future tax rates, interest income associated with tax refunds, project suspension and similar costs, including related project currency hedging gains and losses, asset impairment charges, losses or gains on debt retirements, strike expenses, gains and losses of a non-recurring nature and, for earnings per share calculations, the premium payable on preferred share redemptions. The determination of which items to exclude when calculating adjusted net earnings involves the application of judgment by us.

The following table provides for the periods indicated a reconciliation between our adjusted net earnings and net earnings as reported in accordance with Canadian GAAP:

	Net Earnings		Earnings Per Share
(in millions except per share amounts)
For the three months ended March 31,	2004	2003	2004	2003

		(Restated)(1)		(Restated)(1)
Adjusted net earnings	$229	$64	$1.21	$0.31
Currency translation adjustments	15	(78)	0.08	(0.43)
Goro project suspension costs and related currency hedging gains, net	6	11	0.03	0.06
Income tax benefits	5	38	0.03	0.21
Loss on redemption of convertible debentures	—	(2)	—	(0.01)
Redemption premium on Series E Preferred Shares	—	—	—	(0.08)

Canadian GAAP net earnings, as reported	$255	$33	$1.35	$0.06

(1)	The first quarter 2003 results have been restated due to the retroactive application of a change in accounting policy for depreciation and depletion.

We believe that the reporting of adjusted net earnings, a calculation that, as noted above, excludes non-cash currency translation adjustments and other items that, given their nature, timing or extent, may obscure trends in the performance of our operations or otherwise not be representative of our ongoing operations, provides our shareholders and other investors with a potentially useful picture that eliminates the volatility of such items, whether they are favourable or unfavourable, and may assist them in assessing our operating performance. In addition, management uses such information internally for operating, budgeting and financial planning purposes. We also believe that providing the First Call consensus mean estimate for cash flow per share, as discussed under “Outlook” below, provides our shareholders and other investors with potentially useful information concerning projected cash flow generation by our operations based upon certain third party assumed metals prices and other data.

Outlook

Our current estimates for production for the second quarter of 2004 and the full year 2004 of nickel, copper and platinum-group metals (“PGMs”), including PGMs produced from purchased material, are as follows:

			Second Quarter	Full Year
			2004	2004

Nickel	–	tonnes (thousands)	59	227 to 231
	–	pounds (millions)	130	500 to 510
Copper	–	tonnes (thousands)	30	118
	–	pounds (millions)	66	260
PGMs	–	troy ounces (thousands)	60	400

The expected decline in PGMs in the second quarter of 2004 from the first quarter level is due to the processing in the first quarter of 2004 of the unusual build-up of PGMs-bearing material as a result of the three-month strike at our Ontario operations in 2003, the significant amount of time it normally takes to ramp-up production of new PGMs-bearing material after a strike and certain processing plant problems that occurred in the first quarter that have since been resolved.

We currently project that our nickel unit cash cost of sales after by-product credits for the full year 2004 will be about $2.25 to $2.35 per pound ($4,961 to $5,181 per tonne). It should be recognized how sensitive this estimate is to the volume of and realized prices for by-products. We do not provide a reconciliation of our estimate of nickel unit cash cost of sales after by-product credits for 2004 to cost of sales under Canadian GAAP since such a reconciliation would require an unreasonable effort on our part and such an estimate of cost of sales in accordance with Canadian GAAP would require us to publicly forecast certain nickel prices which, as discussed below, would be contrary to our policy. A reconciliation between our nickel unit cash costs of sales both before and after by-product credits as indicated for the first quarters of 2004 and 2003 and cost of sales in accordance with Canadian GAAP is set forth in the table entitled “Reconciliation of Nickel Unit Cash Cost of Sales to Canadian GAAP Cost of Sales” below.

The premium on our nickel products for 2004 we currently expect to realize over the London Metal Exchange (“LME”) cash nickel prices is currently projected to be between $0.00 and $0.06 per pound ($0 and $132 per tonne). Our premiums are affected by fluctuations in the LME cash nickel price and the effect this has on the price we receive for the matte product produced by PT International Nickel Indonesia Tbk (“PT Inco”), the lag effect that changes in the LME benchmark price have on the pricing of certain of our nickel products, and how certain of our specialty nickel products are priced. As reflected in the chart above and the statements above on PGMs production, we have historically experienced, and expect to continue to experience, some quarter-to-quarter variability in production levels of our primary metals products due to planned maintenance shutdowns of operations and other normal planned actions.

The current First Call consensus mean estimate for our adjusted net earnings per share for 2004 is $4.13 on a diluted basis. The current First Call consensus mean estimate for Inco’s cash flow per share, which we understand is defined as cash flow from operations before changes in working capital, investing and financing activities, divided by diluted common shares outstanding, for 2004 is $6.59 on a diluted basis. Based upon the current First Call mean forecast for the average LME cash nickel price for 2004, which we understand to be $6.39 per pound, and our understanding of First Call’s latest mean forecasts for 2004 for the prices for our other metal products, we are comfortable with the current First Call consensus estimate for 2004 for our adjusted net earnings per share of $4.13, on a diluted basis, and with the current First Call consensus estimate for 2004 for our cash flow per share, as defined above, of $6.59 on a diluted basis. We are not endorsing First Call’s mean forecasts for the LME cash nickel price and other benchmark metal prices for 2004. Our policy continues to be that we do not publicly forecast where nickel and other metal prices will be in the future given the historic volatility of these prices and the level of economic uncertainty that currently exists in at least some of our key geographic markets. The LME cash nickel price averaged $6.59 per pound ($14,527 per tonne) for the January 2 – April 20, 2004 period. The LME cash nickel price on April 20, 2004 was $5.83 per pound ($12,860 per tonne).

The earnings per share consensus mean estimate above refers to an estimate for adjusted net earnings and excludes certain adjustments that would be made in the calculation of net earnings in accordance with Canadian GAAP. Since such a reconciliation would require an unreasonable effort on our part and would also involve making such adjustments to include assumptions or forecasts relating to changes in the Canadian-U.S. dollar exchange rate and other currency exchange rate changes and other external factors that we do not believe we are in a position to predict with any degree of certainty, we do not provide a reconciliation between any adjusted net earnings estimate and a corresponding net earnings estimate in accordance with Canadian GAAP. Similarly, we do not provide a reconciliation between the First Call cash flow per share consensus mean estimate and a corresponding cash flow per share estimate in accordance with Canadian GAAP since it would also require an unreasonable effort on our part and would require certain assumptions or forecasts that we are not in a position to make or predict with any degree of certainty.

In terms of the current estimated sensitivity of our earnings per share to changes in nickel prices, for every change of 10 cents, up or down, per pound in our realized nickel price over a full year, our Canadian GAAP basic net earnings per share (EPS) over a full year would change, up or down, by about 12 cents. As reflected in the table below, while our financial results are most sensitive to changes in (1) the Canadian-U.S. dollar exchange rate given that a substantial portion of expenses are incurred in Canadian dollars and we have substantial Canadian dollar-denominated liabilities and (2) nickel prices, our results are also sensitive to changes in copper and other prices and also, on the cost side, to changes in oil and natural gas prices and changes in our share price given how we account for share appreciation rights granted in connection with certain share options:

ESTIMATES OF CURRENT 2004 SENSITIVITY OF EPS(1) TO CERTAIN
METALS PRICES AND OTHER CHANGES
OVER ONE YEAR (IN U.S.$)

	Amount of Change
	(up or down)	EPS Effect(1)

Realized nickel price	$0.10/lb	$0.12
Realized copper price	0.10/lb	0.09
Realized palladium price	50.00/troy oz	0.03
Realized platinum price(2)	50.00/troy oz	0.03
Realized cobalt price	1.00/lb	0.01
Cdn.-U.S. exchange rate(3)(4)	0.01	0.12
Fuel oil price (West Texas Intermediate)(2)(4)	1.00/bbl	0.006
Natural gas price(2)(4)	0.10/MM BTU	0.001
Share appreciation rights(4)(5)	1.00	0.006

(1)	Canadian GAAP basic net earnings per share. Each sensitivity assumes other factors are held constant.
(2)	Includes the impact of hedging activities as of March 31, 2004.
(3)	The EPS effect represents (a) $0.05 for a non-cash balance sheet translation effect relating to Canadian dollar-denominated liabilities, (b) $0.02 relating to accrued taxes for Canadian dollar currency translation gains associated with U.S. dollar-denominated liabilities and (c) $0.05 for operating cost translation effect.
(4)	Increases in these costs, exchange rates and our share price have a negative effect on EPS.
(5)	Reflects the effect on EPS of a change in our common share price on our expense accrual for share appreciation rights granted in connection with certain share options.

Our capital expenditures for our existing operations and growth projects are also sensitive to changes in exchange rates depending upon the currency in which such expenditures are incurred. We currently project that our total capital expenditures for 2004 will be about $1 billion.

Commentary on Results for the First Quarter of 2004

(Tabular amounts are in millions of United States dollars
except per share amounts)

Results of operations

The following table summarizes our results in accordance with Canadian GAAP for the periods indicated:

Three months ended March 31,	2004	2003

		(Restated)
Net sales	$1,094	$593
Net earnings	255	33
Net earnings per common share
– basic	1.35	0.06
– diluted	1.26	0.05
Cash provided by (used for) operating activities	380	(98)

The significant increase in net earnings and certain changes in costs between the first quarter of 2004 and the corresponding quarter of 2003 were primarily the result of the following factors:

•	Higher average realized prices for all metals except palladium, particularly for nickel and copper

•	Higher deliveries of Inco-source nickel and PGMs

•	The reduced impact of currency translation adjustments, particularly the effect of changes in the Canadian-U.S. dollar exchange rate

•	Increased costs for nickel production

•	Increased selling, general and administrative expenses and research and development expenses

•	Lower other income

Net sales

Net sales increased substantially to $1,094 million in the first quarter of 2004, compared with $593 million in the first quarter of 2003, primarily as a consequence of higher selling prices for nickel and copper as well as higher deliveries of Inco-source nickel and PGMs. Deliveries of Inco-source nickel in the first quarter of 2004 increased by 19 per cent compared with the first quarter of 2003 due to increased production at the Canadian and U.K. operations as well as at PT Inco. Deliveries of copper decreased as a result of lower copper production at our Canadian and U.K. operations than in the first quarter of 2003 when we processed an unusual level of copper-containing in-process material.

Costs and expenses

Cost of sales and other expenses

Nickel unit cash cost of sales before by-product credits increased to $5,335 per tonne ($2.42 per pound) in the first quarter of 2004 from $4,101 per tonne ($1.86 per pound) in the first quarter of 2003. This increase was principally due to the strengthening of the Canadian dollar as well as higher costs for, and volumes of, purchased intermediates, partially offset by the cost reductions as discussed below.

We use purchased intermediates to increase processing capacity utilization at our Canadian operations. While the cost of purchased intermediates is higher than that for processing our own mine production and such cost increases as the prevailing prices, LME cash nickel or other benchmark prices, on which this material is purchased by us increases, the price realizations are also higher, resulting in margins on these purchases remaining relatively unchanged.

In the first quarter of 2004, we realized cost reductions of almost $10 million, and we are currently on track to deliver the planned $63 million in cost reductions for the full year 2004.

Nickel unit cash cost of sales after by-product credits was relatively unchanged at $4,410 per tonne ($2.00 per pound) in the first quarter of 2004 compared with $4,432 per tonne ($2.01 per pound) in the first quarter of 2003. Nickel unit cash cost of sales after by-product credits for the first quarter of 2004 reflected the very significant favourable effect of by-product credits, including the level of PGMs produced in the quarter.

A reconciliation of our nickel unit cash cost of sales before and after by-product credits to cost of sales under Canadian GAAP is shown in the table entitled “Reconciliation of Nickel Unit Cash Cost of Sales to Canadian GAAP Cost of Sales” below.

Nickel production increased by 15 per cent to 57,671 tonnes (127 million pounds) in the first quarter of 2004, compared with 50,228 tonnes (111 million pounds) in the first quarter of 2003, reflecting higher production at our Canadian and U.K. operations resulting primarily from higher volumes of purchased intermediates processed and a drawdown of in-process inventory. PT Inco’s production increased during the first quarter of 2004 compared with the first quarter of 2003 when a planned furnace rebuild at this operation reduced production.

Depreciation and depletion expense

During the first quarter of 2004, the staff of the U.S. Securities and Exchange Commission (“SEC”) undertook a routine review of certain reports we filed with the SEC in 2003. Upon the completion of that review, as discussed under “Accounting Changes” below, we implemented changes on a retroactive basis for Canadian GAAP purposes, to be effective January 1, 2004, in our depreciation and depletion methodology so that such methodology is consistent for purposes of both U.S. GAAP and Canadian GAAP. As a result of these changes, depreciation and depletion expense decreased by $15 million in the first quarter of 2004 compared with what that expense would have been based upon the previous methodology we used for Canadian GAAP purposes and this expense was restated under Canadian GAAP and U.S. GAAP for 2003.

Selling, general and administrative expenses

Selling, general and administrative expenses increased by $10 million in the first quarter of 2004 primarily due to higher accruals and payments under our incentive compensation programs as a result of higher levels of earnings.

Currency translation adjustments

Currency translation adjustments represented primarily the effect of exchange rate movements on the translation of Canadian dollar-denominated liabilities, principally post-retirement benefits, accounts payable and deferred income and mining taxes, into U.S. dollars. Favourable currency translation adjustments of $15 million in the first quarter of 2004 were due to the weakening of the Canadian dollar relative to the U.S. dollar. The Canadian – U.S. dollar exchange rate was $0.763 at March 31, 2004 compared to $0.774 at December 31, 2003, representing approximately a one per cent depreciation.

Income and mining taxes

The effective tax rate for the first quarter of 2004 was 35.6 per cent which was lower than the statutory income tax rate in Canada of 39.9 per cent. The lower rate was primarily due to the impact of earnings generated in lower tax rate jurisdictions and the effect of currency translation adjustments. The effective tax rate for the first quarter of 2003 was significantly impacted by a $38 million tax benefit from certain tax rulings and other decisions relating to prior year transactions as well as the benefit of non-taxable gains.

Cash Flows and Financial Condition

Net cash provided by operating activities, after changes in working capital, in the first quarter of 2004 was $380 million, compared with a use of cash of $98 million in the first quarter of 2003. The increase in net cash provided by operating activities was primarily due to higher earnings and significantly lower taxes paid during the first quarter of 2004 compared with the first quarter of 2003.

Net cash used for investing activities increased slightly to $167 million in the first quarter of 2004 compared with $164 million in the same period of 2003. During the first quarter of 2004, we used cash of $28 million to acquire an additional two per cent of the issued and outstanding shares of PT Inco from a shareholder, increasing our ownership of PT Inco to approximately 61 per cent. Capital expenditures in the first quarter of 2004 were lower than in the first quarter of 2003 due to lower spending in respect of the Goro project partially offset by higher spending in respect of the Voisey’s Bay project.

Net cash used for financing activities was $35 million in the first quarter of 2004 which primarily related to scheduled loan repayments of $46 million which was partially offset by the receipt of $12 million in respect of the exercise of employee stock options.

At March 31, 2004, cash and cash equivalents were $596 million, up from $418 million at December 31, 2003, reflecting the cash provided from operating activities as discussed above. Total debt was $1,468 million at March 31, 2004, compared with $1,512 million at December 31, 2003. Total debt as a percentage of total debt plus shareholders’ equity was 26 per cent at March 31, 2004, compared with 28 per cent at December 31, 2003. Under Canadian GAAP, a substantial portion of our convertible debt is recorded as equity and not debt.

Accounting changes

(a)	Depreciation and depletion expense

Effective January 1, 2004 on a retroactive basis, we changed the method by which we calculate depreciation and depletion expense. Under the previous method, we depleted mine development costs on a composite basis. Total historical capitalized costs and estimated future development costs relating to our developed and undeveloped reserves were depleted using the unit-of-production method based on total developed and undeveloped proven and probable reserves in our twenty-year plan. Under the revised method, depletion of the deferred mine development costs is calculated on a unit-of-production basis over the estimated proven and probable ore reserves which relate to the particular category of development, either life of mine plan or area-specific. No future development costs are taken into account in calculating the depletion charge. In addition, the depreciation method for certain other assets of our 61 per cent owned subsidiary, PT Inco, have been changed to a straight line basis to conform the depreciation method used to the depreciation methods generally used for similar assets in our other locations.

Adoption of this change in accounting policy also removes a significant difference between Canadian GAAP and U.S. GAAP insofar as they affect our consolidated financial statements. The impact of this change on first quarter 2004 depreciation and depletion expense was a reduction of $15 million in such expense (for the first quarter of 2003 – $9 million).

(b)	Generally accepted accounting principles

Effective January 1, 2004, we adopted Canadian Institute of Chartered Accountants (“CICA”) section 1100, Generally Accepted Accounting Principles. CICA section 1100 describes what constitutes Canadian GAAP and its sources. Adoption of this section did not have a significant impact on our results of operations or financial condition.

(c)	Hedging Relationships

Effective January 1, 2004, we adopted a new accounting guideline issued by the CICA in respect of hedging relationships which provided guidance concerning documentation and effectiveness testing for derivative contracts. Adoption of this guideline did not have a significant impact on our results of operations or financial condition.

Access to Webcast of First Quarter 2004 Results Presentation to Investment Community

As previously announced, interested investors can listen to our presentation to the investment community covering our first quarter 2004 financial and operating results on a live, listen-only basis, or access the archival webcast or the recording of the presentation through the Internet or by calling the toll-free telephone call in North America as indicated below.

The presentation is scheduled for April 21, 2004 beginning at 3:00 p.m. (Toronto time) and can be accessed by visiting the website of a third-party webcasting service we will be using, Canada NewsWire Ltd., at www.newswire.ca/webcast, at least five minutes before the start of the presentation. Slides or other statistical information to be used for the presentation can be accessed and will be available for online viewing through www.newswire.ca/webcast on the event title or through our website, www.inco.com, by clicking on the “Latest Quarterly Webcast” link on the homepage.

The archival webcast of the presentation can be accessed via the Internet through www.newswire.ca/webcast. A recording of the presentation can be listened to until 11:59 p.m. (Toronto time) on May 5, 2004 by dialling 1-800-558-5253 in North America and by entering the reservation number 21188985. This recording is also available outside North America by dialing 416-626-4100.

This news release contains forward-looking statements regarding the Company’s costs, its position as a low-cost producer of nickel, production levels for nickel, copper and platinum-group metals for its second quarter and full year 2004 at its Canadian, Indonesian and other operations, nickel demand and supply both globally and for certain markets, premiums realized on its metals prices, nickel unit cash cost of sales after by-product credits, its financial results, including cash flow from operations, the sensitivity of financial results to changes in nickel and other metal prices, exchange rates, energy and other costs and its common share price, cost reduction objectives, its Goro and Voisey’s Bay projects, process research and development programs, capital expenditures, planned shutdowns and other issues and aspects relating to its business and operations. Inherent in those statements are known and unknown risks, uncertainties and other factors well beyond the Company’s ability to control or predict. Actual results and developments may differ materially from those contemplated by these statements depending on, among others, such key factors as business and economic conditions in the principal markets for the Company’s products, the supply, demand and prices for metals to be produced, purchased intermediates and nickel-containing stainless steel scrap and other substitutes and competing products for the primary metals and other products the Company produces, developments concerning labour relations, the Company’s deliveries, production levels, production and other anticipated and unanticipated costs and expenses, metals prices, premiums realized over LME cash and other benchmark prices, tax benefits and charges, changes in tax legislation, hedging activities, the Canadian-U.S. dollar and other exchange rates, changes in the Company’s common share price, the completion and results of a comprehensive review of the capital costs, scope, schedule, and other key aspects of the Goro project, the timing of receipt of all necessary permits and governmental, regulatory and other approvals, and engineering and construction timetables, for the Voisey’s Bay and Goro projects, the necessary financing plans and arrangements for, and joint venture, partner or similar investments and other agreements and arrangements associated with, the Goro project, political unrest or instability in countries such as Indonesia, risks involved in mining, processing and exploration activities, market competition and other risk factors listed from time to time in the Company’s reports filed with the U.S. Securities and Exchange Commission. The forward-looking statements included in this release represent the Company’s views as of the date of this release. While the Company anticipates that subsequent events and developments may cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

April 20, 2004
IN 04/02

For further information:

Media Relations:	Steve Mitchell (416) 361-7950
Investor Relations:	Sandra Scott (416) 361-7758

or www.inco.com

Inco Limited

Key Financial and Operating Statistics

Three Months Ended March 31,	2004	2003

Average Realized Prices
Nickel(1) – per tonne	$14,660	$8,582
– per pound	6.65	3.89
Copper – per tonne	2,793	1,714
– per pound	1.27	0.78
(1) Including intermediates
LME Average Cash Prices
Nickel – per tonne	14,737	8,346
– per pound	6.68	3.79
Copper – per tonne	2,731	1,663
– per pound	1.24	0.75
Deliveries
Nickel in all forms (tonnes)
– Inco-source	54,617	45,870
– Purchased finished	6,183	7,968

	60,800	53,838

Copper (tonnes)	29,740	36,253

Cobalt (tonnes)	392	326

Platinum-group metals (in thousands of troy ounces)	147	88

Nickel production in all forms (tonnes)	57,671	50,228

Finished nickel inventories at end of period (tonnes)	29,177	27,473

Reconciliation of Nickel Unit Cash Cost of Sales to Canadian GAAP Cost of Sales

Three Months Ended March 31,	2004	2003

	(in millions of United
	States dollars except
	where noted)
Cost of sales and other expenses, excluding depreciation and depletion	$557	$419
By-product costs	(139)	(137)
Purchased finished nickel	(90)	(66)
Delivery expense	(8)	(6)
Other businesses	(11)	(6)
Non-cash items(1)	(9)	(5)
Remediation, demolition and other related expenses	(5)	(4)
Other	(5)	(7)

Nickel cash cost of sales before by-product credits(2)	290	188
By-product net sales	(189)	(122)
By-product costs	139	137

Nickel cash cost of sales after by-product credits(2)	$240	$203

Inco-source nickel deliveries (millions of pounds)	120	101

Nickel cash cost of sales before by-product credits per pound	$2.42	$1.86

Nickel cash cost of sales before by-product credits per tonne	$5,335	$4,101

Nickel cash cost of sales after by-product credits per pound	$2.00	$2.01

Nickel cash cost of sales after by-product credits per tonne	$4,410	$4,432

(1)	Post-retirement benefits other than pensions.

(2)	Nickel cash cost of sales before and after by-product credits includes costs for both Inco ore source and external feed.

Inco Limited

Consolidated Statement of Earnings

(unaudited)

For the three months ended March 31,
(in millions of United States dollars except per share amounts)	2004	2003

		(Restated)
Revenues
Net sales	$1,094	$593
Other income, net	5	28

	1,099	621

Costs and expenses (income)
Cost of sales and other expenses, excluding depreciation and depletion	557	419
Depreciation and depletion	57	54
Selling, general and administrative	34	24
Research and development	9	5
Exploration	6	6
Currency translation adjustments	(15)	78
Interest expense	8	14
Goro project suspension	(6)	—

	650	600

Earnings before income and mining taxes and minority interest	449	21
Income and mining taxes	160	(23)

Earnings before minority interest	289	44
Minority interest	34	11

Net earnings	255	33
Dividends on preferred shares	—	(6)
Accretion of convertible debt	(2)	(2)
Premium on redemption of preferred shares	—	(15)

Net earnings applicable to common shares	$253	$10

Net earnings per common share
Basic	$1.35	$0.06

Diluted	$1.26	$0.05

Inco Limited

Consolidated Balance Sheet

(unaudited)

	March 31,	December 31,
(in millions of United States dollars)	2004	2003

		(Restated)
ASSETS
Current assets
Cash and cash equivalents	$596	$418
Accounts receivable	494	435
Inventories	843	746
Other	148	112

Total current assets	2,081	1,711
Property, plant and equipment	7,072	7,033
Deferred charges and other assets	329	319

Total assets	$9,482	$9,063

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Long-term debt due within one year	$101	$103
Accounts payable	287	253
Accrued payrolls and benefits	166	165
Other accrued liabilities	309	332
Income and mining taxes payable	195	27

Total current liabilities	1,058	880
Deferred credits and other liabilities
Long-term debt	1,367	1,409
Deferred income and mining taxes	1,703	1,706
Post-retirement benefits	604	603
Asset retirement obligation	142	141
Minority interest	453	442

Total liabilities	5,327	5,181

Shareholders’ equity
Convertible debt	609	606

Common shareholders’ equity
Common shares issued and outstanding 187,415,808 (2003 — 186,915,865 shares)	2,872	2,858
Warrants	62	62
Contributed surplus	565	562
Retained earnings (deficit)	47	(206)

	3,546	3,276

Total shareholders’ equity	4,155	3,882

Total liabilities and shareholders’ equity	$9,482	$9,063

Inco Limited

Consolidated Statement of Cash Flows

(unaudited)

Three months ended March 31,
(in millions of United States dollars)	2004	2003

		(Restated)
Operating activities
Earnings before minority interest	$289	$44
Charges not affecting cash
Depreciation and depletion	57	54
Deferred income and mining taxes	16	20
Other	3	32
Decrease (increase) in non-cash working capital related to operations
Accounts receivable	(59)	(70)
Inventories	(97)	(20)
Accounts payable and accrued liabilities	42	(41)
Income and mining taxes payable	168	(121)
Other	(34)	(9)
Other	(5)	13

Net cash provided by (used for) operating activities	380	(98)

Investing activities
Capital expenditures	(139)	(163)
Other	(28)	(1)

Net cash used for investing activities	(167)	(164)

Financing activities
Repayments of long-term debt	(46)	(46)
Convertible debt issued	—	470
Common shares issued	12	4
Preferred dividends paid	—	(6)
Dividends paid to minority interest	(1)	(1)

Net cash provided by (used for) financing activities	(35)	421

Net increase in cash and cash equivalents	178	159
Cash and cash equivalents at beginning of period	418	1,087

Cash and cash equivalents at end of period	$596	$1,246